July 27, 2011

Via Facsimile (505) 255-4851

W. Pierce Carson
President & Chief Executive Officer, Director
Santa Fe Gold Corporation
1128 Pennsylvania, Suite 200
Albuquerque, New Mexico 87110

Re: Agreement

Dear Mr. Carson:

This letter will confirm the basis upon which Santa Fe Gold Corporation and its affiliates and subsidiaries (collectively the "Company") has engaged Dalmore Group, LLC ("Dalmore”), a registered broker dealer and member of FINRA and SIPC, on an exclusive basis, to provide the services described below.

1. Services to be Rendered. Dalmore has used its reasonable best efforts to assist the Company in procuring a debt, equity or metal streaming facility to a maximum of $25 million that will be financed by Victory Park Capital, LLC (“Dalmore Investor”).

2. Best Efforts. Dalmore agrees to devote such time and effort to the affairs of the Company as is reasonable and adequate to render the services contemplated by this Agreement. The Company understands and agrees that Dalmore shall not be responsible for the performance of any services which may be rendered hereunder without the Company providing the necessary information in writing prior thereto, nor shall Dalmore include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified Public Accountant. Dalmore does not guarantee results on behalf of the Company, but shall pursue all reasonable avenues available through its network of contacts. In addition, the Company understands that the actual terms of the Gold Facility will depend on market conditions, and will be subject to due diligence and negotiation between the Company and prospective investors.

The Dalmore Group LLC
11 Broadway ● Suite 632 ● New York, NY 10118
t. 212.557.3797 ● f. 212.557.5639.

3. Information. The Company shall furnish Dalmore such information as Dalmore reasonably requests in connection with the performance of its services hereunder (all such information so furnished is referred to herein as the “Information”). The Company understands and agrees that Dalmore, in performing its services hereunder, will use and rely upon the Information as well as publicly available information regarding the Company and that Dalmore shall not assume responsibility for independent verification of any information, whether publicly available or otherwise furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections, considered by Dalmore in connection with the rendering of its services. Accordingly, Dalmore shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to any financial forecasts and projections made available to Dalmore by the Company and used by Dalmore in its analysis, Dalmore shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby.

4. Timely Appraisals. During the Term of this Agreement, the Company hereby agrees to use its commercially reasonable efforts to keep Dalmore up to date and apprised of all business, market and legal developments related to the Company and its operations and management.

5. Fees. (a) In consideration of Dalmore’s services, the Company hereby agrees to pay Dalmore upon the closing of the debt, equity or metal streaming agreement with Victory Park Capital, LLC, a cash fee of 3.5% of the gross proceeds raised by Dalmore through this Dalmore Investor. Payment of such fee shall be a condition of closing to the Victory Park Capital, LLC facility. If more than one closing is required to complete the facility, then only that portion of the fee applicable to each closing shall be payable at such closing. If a bridge facility that is consummated for which Dalmore is paid a cash fee is subsequently refinanced by a Dalmore Investor, the Company shall not be required to pay a cash fee to Dalmore for the amount subsequently refinanced.

6. Expenses. The cash fee paid by the Company to Dalmore referenced in Clause 5 above shall be inclusive of any and all expenses and fees incurred by Dalmore, including without limitation legal fees and travel and other expenses.

The Dalmore Group LLC
11 Broadway ● Suite 632 ● New York, NY 10118
t. 212.557.3797 ● f. 212.557.5639.

7. Term. This Agreement shall take effect immediately and shall continue for an initial term (“Term”) of thirty (30) days. Thereafter, the Agreement will renew every thirty (30) days unless terminated by the parties in writing. This Agreement will expire after all of the funds, i.e., the Twenty-five million dollars ($25,000,000), being offered by Red Kite Capital Management, as outlined in the Silver Streaming Prepayment Facility Agreement, have been successfully invested into the Company and only after full remuneration has been made by the Company to the Dalmore Group, as agreed to by both parties. Receipt of such remuneration on behalf of the Dalmore Group, shall serve as confirmation that all fees associated with this Silver Facility have been honored and conclude this Agreement in its entirety. In addition, upon expiration or termination of this Agreement, it is understood that Section 8 Indemnification and Section 12 Miscellaneous shall survive.

8. Indemnification. The Company and Dalmore agree to the indemnification provisions set forth in Annex A. Said indemnification shall apply regardless of whether the proposed Silver Streaming Facility is consummated.

9. Conflicting Engagements.

     (a) Nothing in this Agreement shall be construed to limit the ability of Dalmore or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company.

     (b) The Company acknowledges that Dalmore and/or its affiliates, in the future, may enter into agreements with one or more investors participating in the Silver Streaming Prepayment Facility, to provide consulting and/or other advisory services with regard to metals, minerals, mining, extraction, transportation, disposition, commodities, pricing or other industry-related matters and receive compensation for providing such consulting and/or other advisory services.

     (c) Nothing herein shall preclude the Company from approaching or dealing directly with Red Kite on any other property or in any other agreement.

10. Representations and Warranties. You agree that we may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any Silver Streaming Prepayment Facility documents that you execute with investors in the Silver Prepayment Facility.

The Dalmore Group LLC
11 Broadway ● Suite 632 ● New York, NY 10118
t. 212.557.3797 ● f. 212.557.5639.

11. Advice to the Board. The Company acknowledges that any advice given by Dalmore is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent, except as may be required by law or in connection with any action or proceeding.

12. Miscellaneous.

     (a) Governing Law; Arbitration. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, affect and in all other respects by the internal laws of the State of New York. The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby (any of the foregoing, a “Claim”) shall be submitted to JAMS, or its successor, in New York, for final and binding arbitration in front of a panel of three arbitrators with JAMS in New York, New York under the JAMS Comprehensive Arbitration Rules and Procedures (with each of Dalmore and the Company choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator). The arbitrators shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec.1-16, and the judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The Company and Dalmore agree and consent to personal jurisdiction, service of process and venue in any federal or state court in connection with any action brought to enforce an award in arbitration.

     (b) Independent Contractor. In carrying out its responsibilities under this Agreement, the parties agree that Dalmore shall be an independent contractor with complete supervision and control over its own activities, and shall have no right or authority to assume or create any obligation on behalf of the Company and Dalmore’s engagement by the Company shall not create any partnership, joint venture or similar business relationship between the Company and Dalmore.

The Dalmore Group LLC
11 Broadway ● Suite 632 ● New York, NY 10118
t. 212.557.3797 ● f. 212.557.5639.

     (c) No Conflict. The Company represents, warrants and agrees, as of the date hereof, that: (i) ( it has all requisite power and authority to enter into and perform its obligations under this Agreement; and (ii) this Agreement has been duly executed and delivered and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     (d) Notices. All notices and other communications hereunder shall be deemed given upon (a) the sender's confirmation of receipt of a facsimile transmission to the recipient's facsimile number set forth below, (b) confirmed delivery by a standard overnight carrier to the recipient's address set forth below, or (c) delivery by hand to the recipient's address set forth below (or, in each case, to or at such other facsimile number or address for a party as such party may specify by notice given in accordance with this Section 12 (d)):

(i)	If to the Company, to:

W. Pierce Carson
President & Chief Executive Officer, Director
Santa Fe Gold Corporation
1128 Pennsylvania NE, Suite 200
Albuquerque, New Mexico 87110
Fax: (505) 255-4851

(ii)	If to Dalmore, to:

Steven Frankowitz
Director, Capital Markets
Dalmore Group, LLC
11 Broadway, Suite 632
New York, New York 10004
Fax: (212) 557-5639

     (e) Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties. Any previous Agreements are null and void and no longer effective, i.e., July, 20 2009 and June 19, 2010.

The Dalmore Group LLC
11 Broadway ● Suite 632 ● New York, NY 10118
t. 212.557.3797 ● f. 212.557.5639.

     (f) Assignment; Binding; Waiver. The rights and obligations of either party under this Agreement may not be assigned or delegated by such party without the prior written consent of the other party (except by operation of law), and any other purported assignment or delegation shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. No material provision of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the party to be charged with such waiver or consent.

     (g) Invalid Provisions. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, then such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.

     (h) Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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The Dalmore Group LLC
11 Broadway ● Suite 632 ● New York, NY 10118
t. 212.557.3797 ● f. 212.557.5639.

     If the foregoing is acceptable to you, please sign and return the enclosed copy of this Agreement to my attention.

Very truly yours,

Dalmore Group, LLC

By:
Name:
Title:

AGREED AND ACCEPTED: SANTA FE GOLD CORPORATION

By:
Name:
Title:

Date:

The Dalmore Group LLC
11 Broadway ● Suite 632 ● New York, NY 10118
t. 212.557.3797 ● f. 212.557.5639.

SCHEDULE A

The Dalmore Group LLC
11 Broadway ● Suite 632 ● New York, NY 10118
t. 212.557.3797 ● f. 212.557.5639.

ANNEX A

INDEMNIFICATION

     The Company agrees to indemnify and hold harmless Dalmore and its affiliates and their respective officers, directors, employees, agents and controlling persons (Dalmore and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the "Matters") contemplated by the Agreement of which this Annex A forms a part and the performance by Dalmore of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from Dalmore’s bad faith or gross negligence.

     The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of Dalmore pursuant to, or the performance by Dalmore of the services contemplated by, the Agreement, except to the extent any loss, claim, damage, liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from Dalmore’s bad faith or gross negligence.

     If the indemnification of an Indemnified Party provided for herein is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Dalmore, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Dalmore, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Dalmore of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to Dalmore under the Agreement; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Dalmore under the Agreement of which this Annex A is a part.

The Dalmore Group LLC
11 Broadway ● Suite 632 ● New York, NY 10118
t. 212.557.3797 ● f. 212.557.5639.

     The Company agrees that it will not, without the prior written consent of Dalmore, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not Dalmore or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of Dalmore and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

     If Dalmore or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse Dalmore for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

     The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the Agreement of which this Annex A is a part or the completion of Dalmore’s services thereunder.

The Dalmore Group LLC
11 Broadway ● Suite 632 ● New York, NY 10118
t. 212.557.3797 ● f. 212.557.5639.